Exhibit 99.1

                                                 For Further Information Contact
                                                     Martha Craft (404) 888-2217


FOR IMMEDIATE RELEASE

                           Orkin Pest Control Named to
                           Training Magazine's Top 100

ATLANTA, Feb 23, 2003 (BUSINESS WIRE) -- Atlanta-based Orkin Pest Control was recognized by Training magazine as part of its prestigious Top 100 list, which was announced at Training's annual awards banquet tonight. Orkin ranked 58th, as well as being named an Editor's Choice. This is the first year the company has submitted an entry to the celebrated competition.

Training magazine, the training industry's premiere publication, annually selects 100 organizations that excel at human capital development. These companies are chosen based on criteria such as training practices, evaluation methods, and outstanding training initiatives. Orkin will be highlighted in a feature article in the March 2003 issue of Training.

Orkin's training department, called Orkin University, is headed by Dr. Bob Price, vice president of training, and includes 27 performance improvement specialists. They operate under the acronym SERVE (speed, execution, ROI, versatility, and excellence) to support employee development from the top down. In addition to the dedicated trainers, Orkin's division vice presidents and region managers spend three days a week coaching employees in the field.

In addition to the Top 100 honor, Orkin has also been chosen one of Training's Editor's Choice recipients. Editor's Choice recipients are select companies that have piqued the interest of Training editors with the positive environments created for their workforce. This year, only five companies were selected for the Editor's Choice list.

Orkin University's outstanding training program also boasts the pest control industry's only full hands-on training center in the U.S. The $3 million Atlanta facility includes a full-sized, fully functional house for hands-on learning of pest and termite control techniques. Cutaway walls and examples of all common building techniques provide trainees with a first-hand knowledge of what they could expect to find in houses across the country.

"The Training Center gives us a unique ability to make a connection with a new employee," says Price. "We also train experienced employees to keep them fresh on the ever-changing technological advances in the pest control industry."

Atlanta-based Orkin Pest Control is a leading provider of pest and termite control services throughout the United States and Canada. Founded in 1901, the company has more than 400 branches nationwide serving 1.6 million customers. Orkin Pest Control is a wholly owned subsidiary of Rollins, Inc., which is traded on the New York Stock Exchange (ROL).


CONTACT:
Orkin Pest Control
Martha Craft
404-888-2217

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